                          AGREEMENT & PLAN OF MERGER

                                 BY AND AMONG

                       LUFTHANSA TECHNIK AG ("Parent"),

                LHT ACQUISITION CORPORATION, (the "Purchaser")

                                      and

                   HAWKER PACIFIC AEROSPACE (the "Company")

                                  dated as of

                                 March 7, 2002

                               TABLE OF CONTENTS

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   ARTICLE I THE OFFER.................................................   2

        Section 1.1     The Offer......................................   2

        Section 1.2     Company Actions................................   3

   ARTICLE II THE MERGER...............................................   4

        Section 2.1     The Merger.....................................   4

        Section 2.2     Effective Time.................................   4

        Section 2.3     Articles of Incorporation......................   4

        Section 2.4     Bylaws.........................................   5

        Section 2.5     Directors......................................   5

        Section 2.6     Officers.......................................   5

        Section 2.7     Further Assurances.............................   5

        Section 2.8     Short-Form Merger..............................   5

        Section 2.9     Other Filings..................................   5

   ARTICLE III CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS......   5

        Section 3.1     Conversion or Cancellation of Shares...........   5

        Section 3.2     Exchange of Certificates; Paying Agent.........   6

        Section 3.3     Dissenters' Rights.............................   7

        Section 3.4     Transfer of Shares After the Effective Time....   7

        Section 3.5     Options; Stock Plans...........................   7

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY............   8

        Section 4.1     Organization and Qualification; Subsidiary.....   8

        Section 4.2     Subsidiary; Capitalization.....................   8

        Section 4.3     Authority Relative to this Agreement...........   9

        Section 4.4     No Conflict; Required Filings and Consents.....  10

        Section 4.5     SEC Reports and Financial Statements...........  10

        Section 4.6     Environmental Matters..........................  11

        Section 4.7     Compliance with Applicable Laws................  12

        Section 4.8     Change of Control..............................  12

        Section 4.9     Litigation.....................................  12

        Section 4.10    Information....................................  13

        Section 4.11    State Takeover Statutes........................  13

        Section 4.12    Employee Benefit Plans and Benefit Arrangements  13

        Section 4.13    Employment Agreements..........................  14

        Section 4.14    Taxes..........................................  14

        Section 4.15    Absence of Certain Changes.....................  15

        Section 4.16    Labor Matters..................................  15

        Section 4.17    Brokers........................................  16

                                      1

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
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     Section 4.18    Opinion of Company's Financial Advisor........................................  16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER...............................  16
     Section 5.1     Organization and Qualification................................................  16
     Section 5.2     Authority Relative to this Agreement..........................................  17
     Section 5.3     No Conflict; Required Filings and Consents....................................  17
     Section 5.4     Brokers.......................................................................  17
     Section 5.5     Information...................................................................  17
     Section 5.6     Financing.....................................................................  18
ARTICLE VI COVENANTS...............................................................................  18
     Section 6.1     Conduct of Business of the Company............................................  18
     Section 6.2     Access to Information.........................................................  19
     Section 6.3     Efforts.......................................................................  19
     Section 6.4     Public Announcements..........................................................  19
     Section 6.5     Indemnification...............................................................  20
     Section 6.6     Notification of Certain Matters...............................................  20
     Section 6.7     State Takeover Laws...........................................................  21
     Section 6.8     FIRPTA Certificate............................................................  21
     Section 6.9     Parent Agreement Concerning Purchaser.........................................  21
     Section 6.10    Rights Agreement..............................................................  21
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER...............................................  21
     Section 7.1     Conditions to Each Party's Obligation to Effect the Merger....................  21
     Section 7.2     Conditions to the Obligations of Parent and the Purchaser to Effect the Merger  22
     Section 7.3     Conditions to the Obligations of the Company to Effect the Merger.............  22
ARTICLE VIII CLOSING...............................................................................  22

     Section 8.1     Time and Place................................................................  22

     Section 8.2     Filings at the Closing........................................................  23

ARTICLE IX TERMINATION; AMENDMENTS; WAIVER.........................................................  23

     Section 9.1     Termination...................................................................  23

     Section 9.2     Effect of Termination.........................................................  24

     Section 9.3     Fees and Expenses.............................................................  24

     Section 9.4     Amendment.....................................................................  25

     Section 9.5     Extension; Waiver.............................................................  25

ARTICLE X MISCELLANEOUS............................................................................  25

     Section 10.1    Representations, Warranties and Covenants.....................................  25

     Section 10.2    Entire Agreement; Assignment..................................................  25

     Section 10.3    Validity......................................................................  25

     Section 10.4    Notices.......................................................................  26

     Section 10.5    Governing Law; Jurisdiction...................................................  26

                                      2

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                      Section 10.6    Counterparts........  27

                      Section 10.7    Parties in Interest.  27

                      Section 10.8    Certain Definitions.  27

                      Section 10.9    Specific Performance  31

                      Section
                        10.10         Interpretation......  31

                      Section
                        10.11         Disclosure Schedules  32

                 ANNEX 1.................................. A-1
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                                      iii

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 7, 2002, by and among Lufthansa Technik AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), LHT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Hawker Pacific Aerospace, a California corporation (the "Company"). For purposes of this Agreement and except as otherwise provided herein or unless the context otherwise requires, capitalized terms have the meaning ascribed to them in Section 10.8 of this Agreement.

                                   RECITALS

   WHEREAS, pursuant to and subject to the terms and conditions of this Agreement, Parent and the Purchaser intend to commence a tender offer (the "Offer") to purchase all of the shares of the Company's common stock, no par value per share, that are issued and outstanding, at a price per Share of $3.25 to the seller in cash without interest (such amount or any greater amount per Share paid pursuant to the Offer is referred to as the "Offer Price"), including all shares (the "Option Shares") issuable upon the exercise of currently outstanding options to purchase shares of the Company's common stock (each share of common stock and Option Share of the Company are referred to as a "Share" and in the aggregate as the "Shares"); and

   WHEREAS, Parent, the Purchaser and the Company wish to provide holders of options to purchase shares of the Company's common stock having exercise prices of less than the Offer Price per share under the Company's Stock Plans the opportunity to exercise their options conditionally and on a "cashless exercise" basis, such that Parent and the Purchaser would pay the holders of those options the Offer Price per share less the exercise price per share and any required withholding taxes for each Option Share purchased in the Offer; and

   WHEREAS, each of the Board of Directors of the Company (the "Company Board") and a special committee of the Company Board consisting of the independent, disinterested directors of the Company Board, none of whom is affiliated with Parent or the Purchaser (the "Special Committee"), has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that, based on the written opinion of the Company's Financial Advisor, the consideration to be paid for each Share in the Offer and the Merger is advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company, (ii) approved the Offer, the Merger and this Agreement and (iii) resolved to recommend that the unaffiliated shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer; and

   WHEREAS, the sole director of the Purchaser, and Parent, as the sole stockholder of the Purchaser, have approved the merger of the Purchaser with and into the Company, with the Company as the surviving corporation (the "Merger") in accordance with the California General Corporation Law ("CGCL") and upon the terms and subject to the conditions set forth in this Agreement; and

   WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE I
                                   THE OFFER

   Section 1.1  The Offer.

   (a) Terms of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events set forth in Annex I hereto (the "Tender Offer Conditions") shall have occurred and be continuing, as promptly as reasonably practicable following the execution of this Agreement, but in no event later than 10 business days after the public announcement of the execution hereof, Parent and the Purchaser shall (i) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer at a price per share of $3.25, (ii) upon commencement of the Offer but after affording the Company and its counsel a reasonable opportunity to review and comment thereon, file Schedule TO and all other necessary documents with the Securities and Exchange Commission (the "SEC") and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the "Offer Documents") and (iii) use commercially reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject to the satisfaction, or waiver by the Purchaser, of the Tender Offer Conditions. The Offer shall remain open until the date that is 20 business days (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the "Expiration Date"), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, this Agreement or as may be required by applicable Law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that the Purchaser may provide a subsequent offering period after the Expiration Date, in accordance with and subject to the requirements of Rule 14d-11 under the Exchange Act. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after such Expiration Date of the Offer and will accept for payment and pay for all Shares validly tendered pursuant to the Offer as such Shares are tendered during any subsequent offering period. Notwithstanding the foregoing and subject to the applicable rules of the SEC and the terms and conditions of the Offer, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. The Company agrees that no Shares held by the Company or its subsidiary will be tendered in the Offer. If the payment for tendered Shares is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing such Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the purchase price therefor to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Purchaser that such taxes either have been paid or are not applicable.

   (b) Revisions to Terms of the Offer. Without the prior written consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) extend the Offer if all of the Tender Offer Conditions have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the Tender Offer Conditions or (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled Expiration Date of the Offer any of the Tender Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other Governmental Entity applicable to the Offer, (C) extend the Offer on one or more occasions for an aggregate of not more than 60 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (A) and (B) of this sentence in order to meet the Minimum Condition, (D) elect to provide one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, (E) increase the Offer Price and extend the Offer in connection with such increase to the extent required by applicable federal securities Laws, and (F) waive any Tender Offer Condition.

   (c) Offer Documents. Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect prior to the later of the Expiration Date or the end of any subsequent offering period or periods, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case, as and to the extent required by applicable federal securities Laws.

   Section 1.2  Company Actions.

   (a) Approval of the Offer. The Company hereby approves of and consents to the Offer and the Merger and represents that each of the Special Committee and the Company Board, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that, based on the written opinion of the Company's Financial Advisor, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects, and taking all other action necessary to render any state takeover statutes inapplicable to the Offer, the Merger and the transactions contemplated thereby and (iii) recommending without qualification that the unaffiliated shareholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

   (b) Fairness Opinion. The Company represents that the Special Committee has received the opinion of Houlihan Lokey Howard & Zukin (the "Company's Financial Advisor") that the consideration to be received by holders of Shares (other than Parent or the Purchaser) pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and the Company will provide a copy of such opinion to the Purchaser prior to the filing of the Schedule TO and Schedule 14D-9. The Company has been authorized by the Company's Financial Advisor to permit, subject to prior review and consent by the Company's Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents and the
Schedule 14D-9.

   (c) Schedule 14D-9. The Special Committee shall, after affording Parent, the Purchaser and their counsel a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Shares or provide to Parent and the Purchaser for mailing along with the Offer Documents, on the date the Offer Documents are filed with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9"), reflecting the recommendation of the Company Board and Special Committee that holders of Shares tender their Shares pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect prior to the later of the Expiration Date or the end of any subsequent offering period or periods, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

   (d) Mailing Labels. In connection with the Offer, the Company shall furnish the Purchaser promptly (and in any event within three business days after the date hereof) with mailing labels containing the names and addresses of the record holders of Shares and Options as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of the Company's common stock, and shall furnish the Purchaser such information and assistance (including updated lists of shareholders, security position listings and computer files) as the Purchaser may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Purchaser and its agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of and any extracts or summaries from such information then in their possession or control.

                                  ARTICLE II
                                  THE MERGER

   Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Purchaser shall merge with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall be governed by the laws of the State of California. All the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation. The Purchaser may, upon notice to the Company, modify the structure of the Merger if the Purchaser determines it is advisable to do so because of tax or other considerations so long as such modification causes no adverse effect on the transaction from the perspective of the shareholders of the Company (other than Parent or the Purchaser), and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such modification. From and after the Effective Time, the Merger shall have the effects specified in the CGCL.

   Section 2.2 Effective Time. At the Closing contemplated in Article VIII, the Company and the Purchaser will cause an Agreement of Merger or Certificate of Ownership pursuant to Section 1110 of the CGCL implementing the terms of this Agreement (in either case, the "California Agreement of Merger") to be filed with the Secretary of State of the State of California as provided in the CGCL. The parties shall take such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective as of the date and at the time the California Agreement of Merger is duly filed by the Secretary of State of the State of California (or such later time as may be specified therein), and such time is hereinafter referred to as the "Effective Time.")

   Section 2.3 Articles of Incorporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended, subject to the provisions of Section 6.5 of this Agreement, in accordance with the provisions thereof and hereof and applicable Law.

   Section 2.4 Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended, subject to the provisions of Section 6.5 of this Agreement, in accordance with the provisions thereof and hereof and applicable Law.

   Section 2.5 Directors. Subject to applicable Law, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

   Section 2.6 Officers. Subject to applicable Law, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

   Section 2.7 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (i) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the proper officers and directors of Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

   Section 2.8 Short-Form Merger. Pursuant to the Offer, upon the purchase by the Purchaser of Shares that, together with Shares previously held by Parent or the Purchaser, constitute at least ninety percent (90%) of the outstanding Shares on a fully diluted basis on the date of purchase, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 1110 of the CGCL, as soon as reasonably practicable after such purchase of Shares pursuant to the Offer and satisfaction or waiver of the conditions of Article VII, without a meeting of the shareholders of the Company.

   Section 2.9 Other Filings. The Company, Parent and the Purchaser, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other applicable Laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, and will provide the other parties and their counsel with the opportunity to participate, including by way of discussions with the SEC or its Staff, in the response of such party to such comments, with respect to any Other Filings or the Merger. Each of the Company, on the one hand, and Parent and the Purchaser, on the other, shall use its commercially reasonable best efforts to obtain and furnish the information required to be included in any Other Filings or the Merger.

                                  ARTICLE III
              CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

   Section 3.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

   (a) Conversion of Shares into Cash. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by Parent or the Purchaser, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist with no payment being made with respect thereto, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, and (ii) Dissenting Shares) shall be canceled and retired and shall be converted into the right to receive the Offer Price in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such Share. As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a Certificate that formerly represented any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Price for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 3.2.

   (b) Conversion of Shares of the Purchaser. The Purchaser has outstanding 1 share of common stock, no par value, all of which are entitled to vote with respect to the approval of this Agreement. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

   Section 3.2  Exchange of Certificates; Paying Agent.

   (a) Paying Agent and Funds. Prior to the Closing, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Price specified in
Section 3.1(a) pursuant to irrevocable instructions from Parent upon surrender of Certificates converted into the right to receive cash pursuant to the Merger. Prior to the Effective Time, Parent shall make available to the Paying Agent immediately available funds in the amount of the Merger Price multiplied by the number of outstanding Shares converted into the right to receive the Merger Price (the "Funds"), it being understood that any and all interest earned on the Funds shall be paid over to Parent by the Paying Agent as Parent shall direct. The Funds shall be held as a separate fund and not used for any purpose except as provided herein.

   (b) Letter of Transmittal; Stock Certificates. Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of a Certificate or Certificates, other than the Company, its subsidiary, Parent or the Purchaser, a letter of transmittal (which shall have been reviewed by the Company) and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the Certificates. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as Parent shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to
Section 3.1(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.2, each Certificate (other than Certificates representing Shares held by Parent or the Purchaser, in the treasury of the Company or by the subsidiary of the Company or by the Dissenting Shareholders) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1.

   (c) Transfer of Funds to Parent. Six months following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by Parent) made available to the Paying Agent by Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

   (d) Fees of the Paying Agent. Except as otherwise provided herein, Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Price for Certificates.

   (e) Escheat. Notwithstanding anything to the contrary in this Section 3.2, none of the Paying Agent, the Company, the Surviving Corporation, the Purchaser or Parent shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat or become the property of any federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

   Section 3.3  Dissenters' Rights.  Notwithstanding the provisions of Section
3.1 or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Price at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of California, unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the CGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Price, without interest, as provided in Section 3.1 (a) and in accordance with the CGCL. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

   Section 3.4 Transfer of Shares After the Effective Time. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Price in accordance with the provisions set forth in Article III.

   Section 3.5 Options; Stock Plans. Promptly after execution of this Agreement but no later than the commencement of the Offer, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the conditional exercise, effective at the commencement of the Offer, of the outstanding stock options or similar rights that have an exercise price less than the Offer Price (the "Options") heretofore granted by the Company, whether under a stock option or similar plan (the "Stock Plans") or otherwise, without any payment therefor except as otherwise provided in this Section 3.5. Immediately prior to the Offer, the Company shall accelerate the vesting of all unvested Options and each then vested Option that has an exercise price per share of less than the Offer Price shall be conditionally exercisable pursuant to the Offer. All option holders who are eligible for conditional exercise shall be permitted to conditionally exercise options and acquire Option Shares on a ''cashless exercise" basis (which means that the option holder does not have to pay the exercise price in cash on exercise; this unpaid amount will remain outstanding as a liability, payable by the Purchaser if it becomes the registered holder of the Option Shares and secured by the Option Shares) for the purpose of allowing eligible option holders to tender Option Shares in the Offer. An eligible option holder will not be required to pay cash for the exercise price upon conditional exercise. The consideration received by an eligible option holder whose Option Shares are purchased pursuant to the Offer will be an amount per Option Share equal to the difference between the Offer Price and the exercise price relating to the Option Share so purchased pursuant to the Offer, without interest less any required withholding taxes. The exercise of such options shall be ''conditional'' because eligible option holders shall be deemed to exercise their options only if, and to the extent that, the Purchaser actually accepts for payment and pays for the Option Shares underlying such options in the Offer. If the Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, the options in respect of the Option Shares tendered will have been irrevocably exercised. If the Shares are not accepted by the Purchaser pursuant to the Offer, the options held by eligible option holders in respect of Option Shares will not be exercised. The Company shall also take all necessary action to approve the disposition of the Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such transactions and dispositions under Rule 16b-3 of the Exchange Act.

           ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and the Purchaser, subject to the Company Disclosure Schedule, as follows:

   Section 4.1 Organization and Qualification; Subsidiary. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company's sole subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its subsidiary has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore provided to Parent and the Purchaser a complete and correct copy of the articles of incorporation and the bylaws or comparable organizational documents, each as amended to the date hereof, of the Company and its subsidiary. Neither the Company nor its subsidiary is in violation of or default under any of the provisions of its respective articles of incorporation, bylaws or comparable organizational documents.

   Section 4.2  Subsidiary; Capitalization.

   (a) All the outstanding shares of capital stock and other securities of the Company's subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock and securities). Except for the capital stock of its subsidiary, the Company does not own, directly or indirectly, any capital stock, security or other ownership or equity interest in any person. There are no restrictions of any kind that prevent the payment of dividends by the Company's subsidiary, and neither the Company nor its subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any person.

   (b) The authorized capital stock of the Company consists of 20,000,000 Shares and 5,000,000 shares of preferred stock, no par value per share. As of the close of business on the date immediately preceding the date hereof (1) 10,196,257 Shares were issued and outstanding, (2) no shares of preferred stock were issued or outstanding, (3) no Shares were held by the Company in its treasury, and (4) 342,406 Shares were reserved for issuance pursuant to outstanding Options, including 303,246 Shares reserved for issuance pursuant to the

Company 1997 Stock Option Plan, as amended, and 39,160 Shares reserved for issuance pursuant to Management Stock Option Agreements. No Shares are owned by the Company's subsidiary. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock and other equity or voting securities of the Company (including all options, warrants and other convertible securities) are, and all shares which may be issued pursuant to outstanding options, warrants or other convertible securities will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except for the Shares, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company or its subsidiary, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of the Company or of its subsidiary may vote.

   (c) Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, stock subscriptions or Contracts of any kind to which the Company or its subsidiary is a party or by which any of them is bound obligating the Company or its subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities (including options, warrants and other convertible securities) of the Company or of its subsidiary or obligating the Company or its subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment or Contract. Except as contemplated by this Agreement and except for the Company's obligations in respect of the Options under the Stock Plans, there are no outstanding rights, commitments or Contracts of any kind obligating the Company or its subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting securities of the Company or its subsidiary or any securities of the type described in the two immediately preceding sentences. The Company has delivered or made available to Parent complete and correct copies of all Company option plans and all forms of Options. Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all Options outstanding as of the date hereof and the exercise price of and number of shares underlying each such outstanding Option. Other than the Options set forth on Section 4.2(c) of the Company Disclosure Schedules, there are no Options, warrants or other convertible securities outstanding, and no other Options, warrants or other convertible securities will be or become outstanding at any time prior to the Effective Time. Except as set forth on Section 4.2(c) of the Company Disclosure Schedule, each Option outstanding as of the date hereof is immediately exercisable and vested as of the date hereof. Except as set forth on Section 4.2(c) of the Company Disclosure Schedule or as provided in this Agreement, no Options will become vested or exercisable, in whole or in part, as a result of the transactions contemplated hereby. Except as described in Section 4.2(c) of the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other Contracts of any character (contingent or otherwise) pursuant to which any person is or may be entitled to (1) receive any payment or other value based on the assets, revenues, earnings or financial performance, stock price performance or other attribute of the Company or its subsidiary or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby), or (2) cause the Company or its subsidiary to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. Except as set forth in
Section 4.2(c) of the Company Disclosure Schedule, there are no voting trusts, proxies, antitakeover plans or other Contracts of any character to which the Company or its subsidiary is a party or by which any of them is bound or, to the knowledge of the Company and except as have been disclosed in the SEC Reports, to which any of the Company's stockholders is a party or by which any of them is bound, in each case, with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or its subsidiary.

   Section 4.3 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board based on the unanimous recommendation of the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

   Section 4.4  No Conflict; Required Filings and Consents.

   (a) Assuming (i) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover Law are met and (ii) the filing of the California Agreement of Merger and other appropriate merger documents, including without limitation the written opinion of the Company's Financial Advisor, as required by the CGCL, is made, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the articles of incorporation or bylaws of the Company or the comparable organizational documents of its subsidiary, (ii) result in a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Employee Benefit Arrangements or any grant or award made under any of the foregoing, (iii) except as disclosed on Section 4.4(a) of the Company Disclosure Schedule, conflict with or violate in any material respect any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to the Company or its subsidiary, or by which any of them or any of their respective properties or assets may be bound or affected, or (iv) except as disclosed on Section 4.4(a) of the Company Disclosure Schedule, result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or its subsidiary (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Violation") pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiary is a party or by which the Company or its subsidiary or any of their respective properties may be bound or affected, other than, in the case of clauses (iii) and (iv) above, any such Violations that, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay consummation of the Offer or the Merger.

   (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or international or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or international (each, a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the California Agreement of Merger pursuant to the CGCL and (iii) such filings, authorizations, orders and approvals as to which failure to obtain or make would not (x) reasonably be expected to have a Material Adverse Effect on the Company or (y) prevent or materially delay the consummation of the Offer or the Merger.

   Section 4.5  SEC Reports and Financial Statements.

   (a) The Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 1999 (as they have been amended or superseded by subsequent filings under the Securities Act or Exchange Act since the time of their filing, and including any documents filed as exhibits thereto and all financial statements or schedules included or incorporated by reference therein, collectively, the "SEC Reports") and substantially complete and correct copies of all of the SEC Reports are available to Parent on EDGAR. The SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as applicable, and the rules and regulations of the SEC promulgated thereunder. As of their respective dates, as of the date they were filed or, if amended or superseded by subsequent filings under the Securities Act or Exchange Act, as of the date of such amendment or superseding filing, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company's subsidiary is not required to file any form, report or other document with the SEC.

   (b) Except as reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company and its consolidated subsidiary contained in the Company's Form 10-Q for the fiscal quarter ended September 30, 2001, neither the Company nor its subsidiary has any material liabilities, indebtedness or obligations (absolute, accrued, fixed, contingent or otherwise) other than liabilities that have been (i) disclosed in the SEC Reports prior to the date hereof or in Section 4.5(b) of the Company Disclosure Schedule, or
(ii) incurred in the ordinary course of business consistent with past practice since September 30, 2001 which, in the case of clause (ii), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

   (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

   Section 4.6   Environmental Matters.  Except as may be set forth in Section
4.6 of the Company Disclosure Schedule:

   (a) The business and operations of the Company and its subsidiary comply in all material respects with all applicable Environmental Laws; the Company and its subsidiary have obtained all material Governmental Permits relating to Environmental Laws necessary for the operation of their business; and all such Governmental Permits are in full force and effect and the Company and its subsidiary are in compliance with terms and conditions of such permits except, in the case of each of the foregoing, for such events or noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor its subsidiary has received notice of, or, to the knowledge of the Company, is subject to any pending or threatened investigation by, order from or claim by any person (including without limitation any Governmental Entity or prior owner or operator of any of the Company Property) respecting (i) any Environmental Law,
(ii) any remedial action or (iii) an claim arising from the Release or threatened Release of a Contaminant into the environment. Neither the Company nor its subsidiary is subject to any pending, or to the knowledge of the Company, threatened, judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law.

   (b)  For purposes of this Section 4.6:

(i)  "Company Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset now or, to the Company's knowledge, previously owned, leased or operated primarily by the Company or any of its present or, to the Company's knowledge, past subsidiaries.

(ii)  "CERCLA" means the Comprehensive Environmental Response, Compensation and
               Liability Act, as amended, and any regulations promulgated thereunder.

(iii)  "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, hazardous material or any constituent of any such substance, waste or material, in each case to the extent regulated by Environmental Law.

(iv)  "Environmental Law" means all foreign, federal, state, and local Laws or regulations relating to or addressing the environment, health and safety as related to Contaminants, including but not limited to CERCLA, OSHA and RCRA, any analogous foreign, state or local law, and the common law.

(v)  "Governmental Permits" means any permits, licenses, certificates, orders, consents, authorizations franchises and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its subsidiary as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

(vi)  "OSHA" means the Occupational Safety and Health Act, as amended, and any regulations promulgated thereunder.

(vii)  "RCRA" means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

(viii)  "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, or groundwater of Company Property.

   Section 4.7 Compliance with Applicable Laws. Except with respect to those matters that are the subject of the representations and warranties set forth in Sections 4.6, 4.12 and 4.16 of this Agreement, and except as set forth in
Section 4.7 of the Company Disclosure Schedule, the Company and its subsidiary hold all permits, registrations, clearances, licenses, variances, exemptions, orders and approvals of all Governmental Entities material to the Company or required for them to own their assets and conduct their business as now owned, conducted and performed (the "Company Permits"). The Company and its subsidiary are in compliance in all material respects with the terms of the Company Permits. Except with respect to those matters that are the subject of the representations and warranties set forth in Sections 4.6, 4.12 and 4.16 of this Agreement, the business operations of the Company and its subsidiary have been conducted in compliance, in all respects material to the Company and its subsidiary, with all Laws, ordinances and regulations of any Governmental Entity. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor its subsidiary is in default, breach or violation of any Law applicable to the Company or its subsidiary or by which any property or asset of the Company or its subsidiary is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No person other than the Company or its subsidiary owns or has any proprietary, financial or other interest in any Company Permit.

   Section 4.8 Change of Control. Except as set forth in Sections 4.2(c), 4.4(a), 4.8 or 4.13 of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the Consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, agreement or other instrument, obligation or Contract to which the Company or its subsidiary is a party or by which any of them or any of their properties or assets may be bound. Section 4.8 of the Company Disclosure Schedule sets forth the Company's best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any "gross-up" payments with respect to any of the foregoing), based on compensation data applicable as of the date of such Schedule and the assumptions stated on that Schedule.

   Section 4.9 Litigation. Except as set forth on Section 4.9 of the Company Disclosure Schedule, there is no Litigation pending or, to the knowledge of the Company, threatened, against the Company or its subsidiary which, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on the Company and its subsidiary as a whole or (ii) prevent or materially delay the consummation of the Offer and the Merger. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor its subsidiary, nor any of their respective rights, properties or assets, is subject to any outstanding

Order which would reasonably be expected to (i) have a Material Adverse Effect on the Company or (ii) prevent or materially delay the consummation of the Offer and the Merger. To the knowledge of the Company, there are no Litigation or Orders pending or threatened against any person whom the Company or its subsidiary has agreed to indemnify, concerning such person's conduct as a director, officer, employee or agent of the Company or its subsidiary.

   Section 4.10 Information. Neither the Schedule 14D-9 nor any of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents or (ii) Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, at the date any of such Other Filings or any amendment or supplement thereto is published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to any statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Schedule 14D-9.

   Section 4.11 State Takeover Statutes. To the knowledge of the Company, no state takeover statute or similar statute or regulation other than Chapters 11, 12 and 13 of the CGCL applies or purports to apply to the Offer, the Merger, the Agreement or the transactions contemplated by this Agreement.

   Section 4.12  Employee Benefit Plans and Benefit Arrangements.

   (a) Section 4.12 of the Company Disclosure Schedule includes a complete list of all employee benefit plans, programs, and other arrangements providing incentive compensation or benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or its subsidiary or to which the Company or its subsidiary contributes or is obligated to contribute ("Employee Benefit Plans") and all Employee Benefit Arrangements. Without limiting the generality of the foregoing, the term "Employee Benefit Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

   (b) The only Employee Benefit Plan intended to meet the requirements of Code
Section 401(a), including any already terminated plan ("Qualified Plan"), currently in operation is the Company 401(k) Plan. Neither the Company nor its subsidiary has maintained or contributed to another Qualified Plan. The Qualified Plans qualify under Code Section 401(a), and to the Company's knowledge nothing has occurred with respect to the operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty or tax under ERISA or the Code.

   (c) Each of the Company and its subsidiary has complied, and is now in compliance, with the terms of the Employee Benefit Plans and Employee Benefit Arrangements and all provisions of ERISA, the Code and all Laws and regulations applicable to the Employee Benefit Plans and Employee Benefit Arrangements, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is not now, nor to the Company's knowledge do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien on the assets of the Company or its subsidiary under ERISA or the Code. No non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section

4975 of the Code) has occurred with respect to any Employee Benefit Plan that could reasonably be expected to result in the imposition of any penalty or tax on the Company or for which the Company would be liable.

   (d) There does not now exist, nor to the Company's knowledge do any circumstances exist that could reasonably be expected to result in, any liability under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) any corresponding or similar provisions of foreign Laws or regulations (other than ordinary course compliance).

   (e) There are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, or arbitrations that have been asserted or instituted against the Employee Benefit Plans or Employee Benefit Arrangements, any fiduciaries thereof with respect to their duties to the Plans or Employee Benefit Arrangements or the assets of any of the trusts under any of the Employee Benefit Plans or Employee Benefit Arrangements.

   (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or its subsidiary or result in any limitation on the right of the Company or its subsidiary to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan, Employee Benefit Arrangement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or its subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

   (g) All Employee Benefit Plans and Employee Benefit Arrangements subject to the Laws of any jurisdiction outside of the United States: (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

   (h) Since January 1, 2002, the Company has not increased the compensation or fringe benefits payable or to be payable to its directors, officers or employees (whether from the Company or its subsidiary), or paid or awarded any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or granted any severance or termination pay to any officer, director or other employee of the Company or its subsidiary, or entered into any employment or severance agreement with, any director, officer or other employee of the Company or its subsidiary or established, adopted, entered into, amended or waived any Employee Benefit Plan or Employee Benefit Arrangement, except, in each case, to the extent required by applicable Law.

   Section 4.13 Employment Agreements. The senior management agreements set forth in Section 4.13 of the Company Disclosure Schedule are the only agreements, oral or written, pursuant to which there are any obligations to make an additional payment upon a change of control (as defined in such senior management agreements) and the amount of such payments are also set forth in
Section 4.13 of the Company Disclosure Schedule.

   Section 4.14  Taxes.

   (a) All income Tax Returns and all other material Tax Returns required to be filed by the Company and its subsidiary have been timely filed. All such Tax Returns were correct and complete in all material respects as of the date of their filing. All Taxes required to be paid by the Company and its subsidiary that are due and payable have been paid, whether or not shown on any Tax Return, except where failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiary have made adequate provision in reserves established in their financial statements and accounts for all Taxes which have accrued but are not yet due and payable. There are no liens for Taxes upon the assets of the Company or its subsidiary other than liens for current Taxes not yet due and payable. The Company and its subsidiary have withheld or collected and paid over to the appropriate Governmental Entities or are properly holding for such payment all Taxes required by law to be withheld or collected.

   (b) To the Company's knowledge, there is no audit, examination, or similar proceeding currently in progress or pending with respect to Taxes or Tax Returns of the Company or its subsidiary. No issue, claim or deficiency has been asserted in writing to the Company or its subsidiary for Taxes by any taxing authority for any prior period, other than those that have been fully settled and paid. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes or Tax Return of the Company or its subsidiary. Neither the Company nor its subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law). Neither the Company nor its subsidiary has been a party to any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law). The Company has provided Parent or Purchaser with the United States federal and state and United Kingdom income Tax Returns of Company and its subsidiary for the last three taxable periods (or pro forma returns in the case of the most recent taxable year if such returns have not yet been filed).

   (c) Neither the Company nor its subsidiary is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Neither the Company nor its subsidiary has made any payments, nor is or will become obligated to make any payments, that will be non-deductible under
Section 280G of the Code (or any corresponding provision of state, local, or foreign income Tax law). Neither the Company nor its subsidiary (i) has ever been a member of a group filing consolidated or combined Tax Returns, (ii) has any liability for the Taxes of any Person as a transferor or successor, by contract or otherwise, or (iii) is a party to, bound by, or has any continuing obligation under any Tax sharing, Tax indemnity, or any other agreement of a similar nature. The Company does not have an overall foreign loss within the meaning of Section 904(f) of the Code. During the past five years, neither the Company nor its subsidiary has been party to any transaction, either as a distributing corporation or controlled corporation, that has been reported to qualify for tax-free treatment under Section 355 of the Code.

   Section 4.15 Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in Section
4.15 of the Company Disclosure Schedule and except for the transactions expressly contemplated by this Agreement, since September 30, 2001 (i) there has not been any Material Adverse Effect on the Company; (ii) the businesses of each of the Company and its subsidiary have been conducted only in the ordinary course and in a manner consistent with past practice; and (iii) neither the Company nor its subsidiary has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement or commitments outside the ordinary course of business, other than in connection with the contemplated sale or disposition of the Excluded Business in accordance with the terms hereof.

   Section 4.16  Labor Matters.

   (a) (i) no employees of the Company or of its subsidiary are represented by any labor union or any collective bargaining organization; (ii) no labor organization or group of employees of the Company or its subsidiary has made a pending demand for recognition or certification; and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company's knowledge, as of the date hereof, no facts or event exists that is likely to give rise to a violation of Section 4.16(a) on or before the Effective Time.

   (b) With respect to employees of and services providers to the Company and its subsidiary:

(i) Neither the Company nor its subsidiary is or has ever been, engaged in any unfair labor practice, and there is not now, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

(ii) As of the date of this Agreement, no material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Company's knowledge, been threatened; no labor strike, lock-out, slowdown, or workstoppage is pending or, to the Company's knowledge, threatened, against or directly affecting the Company or its subsidiary; and, to the Company's knowledge as of the date hereof, no fact or event exists that is likely to give rise to a violation of
        Section 4.16(b)(ii) on or before the Effective Time.

   (c) The Company and its subsidiary comply and have complied with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have complied with all employment agreements, and no claims, controversies, investigations, or suits are pending or, to the Company's knowledge, threatened with respect to such laws or agreements, either by private individuals or by governmental agencies.

   (d) All persons who are or were performing services for the Company or its subsidiary and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the Company and its subsidiary have fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

   Section 4.17 Brokers. Except for the engagement of the Company's Financial Advisor, none of the Company, its subsidiary, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company has previously delivered to Parent a copy of the Company's engagement letter(s) with the Company's Financial Advisor for purposes of preparing the Offer Documents.

   Section 4.18 Opinion of Company's Financial Advisor. The Special Committee and Company Board have received a written opinion of the Company's Financial Advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Shares (other than Parent or the Purchaser) pursuant to the Offer and the Merger, is fair to the Company's unaffiliated shareholders from a financial point of view. Promptly following the date hereof, the Company will deliver to Parent a written copy of that opinion.

     ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

   Parent and the Purchaser represent and warrant to the Company as follows:

   Section 5.1  Organization and Qualification.   Parent is a corporation duly
organized and validly existing under the Laws of the Federal Republic of Germany. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, or licensing necessary, except where the failure to have such power or authority, or the failure to be so qualified or licensed, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

   Section 5.2 Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and by Parent, as sole shareholder of the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

   Section 5.3  No Conflict; Required Filings and Consents.

   (a) Assuming (i) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover Law are met and (ii) the filing of the California Agreement of Merger and other appropriate merger documents, including without limitation the written opinion of the Company's Financial Advisor, as required by the CGCL, is made, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate in any material respect any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to Parent or the Purchaser, or by which either of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected, which would materially impair the ability of Parent or the Purchaser to perform its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated hereby.

   (b) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities "blue sky" or takeover Law, (ii) the filing of the California Agreement of Merger pursuant to the CGCL and (iii) such filings, authorizations, orders and approvals as to which failure to obtain or make would not prevent or materially delay the consummation of the Offer or the Merger.

   Section 5.4 Brokers. Except for the engagement of Beelitz & Cie, none of Parent, the Purchaser, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 5.5 Information. None of the information supplied or to be supplied by Parent and the Purchaser to the Company in writing specifically for inclusion in (i) the Schedule 14D-9 or (ii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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

   Section 5.6 Financing. Parent has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the transactions contemplated by this Agreement, and will cause the Purchaser to have sufficient funds available to consummate the Offer and the Merger and the transactions contemplated hereby.

                                  ARTICLE VI
                                   COVENANTS

   Section 6.1 Conduct of Business of the Company. Except as required by this Agreement or otherwise with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiary to, conduct its operations only in the ordinary and usual course of business consistent with past practice and in compliance with all Laws and Orders, will use its commercially reasonable best efforts, and will cause its subsidiary to use its commercially reasonable best efforts, to preserve intact the business organization of the Company and its subsidiary, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, including, without limitation, maintaining satisfactory relationships with suppliers, distributors, customers, licensors and others having business relationships with the Company or its subsidiary. Without limiting the generality of the foregoing, and except as otherwise required by this Agreement, the Company will not and will not permit its subsidiary to, prior to the Effective Time, directly or indirectly, without the prior written consent of Parent:

   (a) (i) issue, reissue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, reissuance, sale, pledge, disposal of, grant or encumbrance of, (A) any shares of capital stock of any class of the Company or its subsidiary, or securities convertible into any such capital stock, or any rights, warrants or options to acquire any such convertible securities or capital stock, or any other ownership interest in the Company or its subsidiary, other than the issuance of Shares in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of the Options outstanding on the date hereof, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof, or (ii) alter or make any other changes in its capital structure;

   (b) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other than between the Company and its subsidiary;

   (c) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities, except for the Company's exercise of repurchase rights in those employee agreements listed in Section 6.1(c) of the Company Disclosure Schedule;

   (d) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or its subsidiary), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or its subsidiary (other than as required by existing agreements or policies described in the Company Disclosure Schedule), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or its subsidiary or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Benefit Arrangement of any directors, officers or current or former employees of the Company or its subsidiary, except, in each case, to the extent required by applicable Law or required by the existing terms of any such Employee Benefit Arrangement as in effect prior to January 1, 2002 and described in the Company Disclosure Schedule;

   (e) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 6.1 or take or agree to take any action that would cause any representation or warranty in this Agreement to be or become untrue or incorrect.

   Section 6.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiary, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access, during normal business hours, to the assets, properties, offices and other facilities and to the books and records of the Company and its subsidiary and will cause the Company Representatives and the Company's subsidiary to furnish Parent, the Purchaser and the Parent Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiary as Parent and the Purchaser may from time to time reasonably request.

   Section 6.3  Efforts.

   (a) Subject to the terms and conditions provided herein, each of the Company, Parent and the Purchaser shall, and the Company shall cause its subsidiary to, cooperate and use all commercially reasonable best efforts to make, or cause to be made, all filings necessary or proper under applicable Laws and regulations, and to take all other actions necessary or advisable to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Other Filings and any actions or filings related thereto, and cooperation in obtaining approvals necessary from Government Entities to continue fully existing operations. In addition, if at any time prior to the Effective Time any event or circumstance relating to any of the Company, Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9 or the Other Filings, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

   (b) Each of the parties will use its commercially reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Offer and this Agreement, provided, however, that, notwithstanding any other provision of this Agreement, the Company shall not, without Parent's prior written consent, and Parent shall not be obligated to, agree to divest, hold separate or otherwise materially restrict the use or operation of any business or assets of Parent, the Purchaser or the Company, which divestiture, agreement to hold separate, or other restriction would, in the good faith judgment of Parent, reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on the Company, as the case may be.

   (c) The Company shall give Parent the opportunity to participate in the defense of any Litigation against the Company, its subsidiary and/or any of the Company's directors relating to any of the transactions contemplated by this Agreement. In the event that a claim is asserted against any of the parties hereto or any of their respective affiliates, relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any of the transactions contemplated by this Agreement, each of the parties hereto agrees to fully cooperate as reasonably requested by the other party or parties with the other parties hereto in the defense of any such claim at the expense of the party against whom such claim is asserted.

   Section 6.4 Public Announcements. During the term of this Agreement, the parties hereto shall use their commercially reasonable best efforts to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated hereby, provide to the other party for review a copy of any such press release or written statement, and not issue any such press release or make any such written public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange.

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

   Section 6.5  Indemnification.

   (a) The articles of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability that are no less favorable than those provisions set forth in the Company's articles of incorporation and bylaws on the date of this Agreement, and these provisions in the articles of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"), unless such amendment, repeal or modification is required by Law.

   (b) Parent and the Surviving Corporation shall, from the Effective Time until the fourth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Parent, the Surviving Corporation, and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Parent as of the date hereof (or other arrangements (including self-insurance) or policies that provide at least the same coverage and amounts on terms that are not less advantageous to the insured parties), true and complete copies of which have been delivered to Parent, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. In lieu of the purchase of such insurance or adoption of such other arrangements, self-insurance or other policies by Parent or the Surviving Corporation, the Surviving Corporation may purchase a three-year extended reporting period endorsement ("reporting tail coverage") under Parent's directors' and liability insurance coverage. In no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph (b) any amount per year in excess of 150% of the aggregate premiums paid by the Company and its subsidiary in the fiscal year ending December 31, 2001 for directors' and officers' liability insurance, which amount has been disclosed to Parent. Notwithstanding the foregoing, in the event that Parent does not cause to be maintained in effect the policies of directors' and officers' insurance referred to above, then, from the Effective Time until the fourth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Parent, the Surviving Corporation, and the applicable Indemnified Party, Parent hereby unconditionally and irrevocably guarantees and promises to perform and to pay on demand, as and when the same shall become due, all of the statutory, articles of incorporation and bylaws indemnification obligations of the Company and the Surviving Corporation to and with respect to each Indemnified Party as it relates to any claims arising from facts or events that occurred on or prior to the Effective Time.

   (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

   (d) This Section 6.5 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives, and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. This Section 6.5 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or its subsidiary or the Company's or any subsidiary's articles of incorporation or bylaws.

   Section 6.6  Notification of Certain Matters.

   (a) Parent and the Company shall promptly notify each other of (a) any circumstance or the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied, or (iii) to result in a Material Adverse Effect on the Company, and (b) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party, the conditions to the obligations of any party hereunder, or the remedies of any party whether under applicable Law or hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

   (b) From and after the execution of this Agreement, the Company shall promptly (and in any event no later than 24 hours after receipt of any inquiry, proposal or other materials relating to an Acquisition Transaction) (i) advise the Purchaser in writing of the receipt, directly or indirectly, of any such inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to an Acquisition Transaction (including without limitation a Superior Proposal), (ii) identify the offeror, and (iii) provide Parent or the Purchaser copies of all material proposed written agreements, arrangements, or understandings, including the forms of any material agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto). The Company shall promptly advise Parent of all material developments relating to such proposal, including the results of any discussions or negotiations with respect thereto.

   Section 6.7 State Takeover Laws. Without limiting the foregoing, the Company and the Company Board shall (i) take all actions necessary to ensure that no anti-takeover statute, or similar Law, other than Chapters 11, 12 and 13 of the CGCL, is or becomes applicable to this Agreement or any of the transactions contemplated hereby, and (ii) if any such statute or Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby, take all actions necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or Law on the transactions contemplated hereby.

   Section 6.8 FIRPTA Certificate. Prior to the Expiration Date, the Company shall provide to Parent and the Purchaser (i) a properly executed certificate for purposes of satisfying the obligations of Parent and Purchaser under Treasury Regulation Section 1.1445-2(c)(3), and (ii) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company.

   Section 6.9 Parent Agreement Concerning Purchaser. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

   Section 6.10 Rights Agreement. From the time of execution of this Agreement until the Expiration Date, to the extent the Rights Agreement applies to a third party in connection with such third party's Acquisition Transaction (including without limitation a Superior Proposal) and the Company Board determines that it must vote on whether to waive the applicability of the Rights Agreement to the third party's Acquisition Transaction (the "Third Party Vote"), Parent agrees to cause August Henningsen, Peter Jansen, and James Stoecker, the three current members of the Company Board whom Parent designated to be members of the Company Board, to abstain from the Third Party Vote or to vote with the majority of the remaining members of the Company Board with respect to the Third Party Vote.

                                  ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction of each of the following conditions, which have not been waived at or prior to the Closing:

   (a) Legal Actions. No preliminary or permanent injunction or other Order shall have been issued by any court or Governmental Entity that prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and that is in effect at the Effective Time; provided, however, that, in the case of a decree, injunction or other Order, each of the parties shall have used commercially reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any decree, injunction or other Order that may be entered; and

   (b) Illegality. No statute, rule or regulation shall have been enacted, entered or promulgated by any Governmental Entity that prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal.

   Section 7.2 Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing:

   (a) No Change in Recommendation. There shall have been no change in the recommendation of Company Board and the Special Committee that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer, as provided in Section 1.2(a); and

   (b) Minimum Condition. The Purchaser shall have accepted for payment and paid for Shares in an amount sufficient to meet the Minimum Condition;

   (c) Representations and Warranties of the Company. Each of the Company's representations and warranties contained in Article IV shall be true and correct as if such representation and warranty were made as of the Closing Date (except as to any such representation and warranty that speaks as of a specific date, which must be true and correct as of such specific date) unless the failure of such representation or warranty (which is not qualified by Material Adverse Effect or any other materiality qualifier) does not have a Material Adverse Effect on the Company; and

   (d) Company Performance. The Company shall have performed and complied with the covenants and agreements in this Agreement required to be performed and complied with by it at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect on the Company.

   Section 7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing:

   (a) Representations and Warranties of Parent and the Purchaser. Each of Parent's and the Purchaser's representations and warranties contained in
Article V shall be true and correct as if such representation and warranty were made as of the Closing Date (except as to any such representation and warranty that speaks as of a specific date, which must be true and correct as of such specific date) unless the failure of such representation or warranty (which is not qualified by Material Adverse Effect or any other materiality qualifier) does not have a Material Adverse Effect on Parent; and

   (b) Parent and the Purchaser Performance. Parent and the Purchaser shall have performed and complied with the covenants and agreements in this Agreement required to be performed and complied with by it at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect on Parent.

                                 ARTICLE VIII
                                    CLOSING

   Section 8.1 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, NW, Washington, DC 20037 at 9:00 a.m. New York City time on the third business day after the date on which the last of the closing conditions set forth in
Article VII is satisfied or waived unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing occurs is referred to as the "Closing Date."

   Section 8.2 Filings at the Closing. At the Closing, Parent and the Purchaser shall cause the California Agreement of Merger to be filed and recorded with the Secretary of State of the State of California in accordance with the provisions of Section 1103 of the CGCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE IX
                        TERMINATION; AMENDMENTS; WAIVER

   Section 9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by the Purchaser):

   (a) by the mutual written consent of Parent and the Company;


   (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its commercially reasonable best efforts to remove or lift such Order, decree or ruling;

   (c) by Parent or the Company if the Merger shall not have been consummated by the date which is 180 days from the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

   (d) by the Company or Parent if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have determined to recommend a Superior Proposal to its shareholders and/or to enter into a Contract concerning such Superior Proposal; provided that the Company may not exercise its right to terminate under this Section 9.1(d) (and may not enter into a Contract with respect to any Superior Proposal) unless and until (i) the Company shall have provided the Purchaser and Parent written notice at least five business days prior to such termination that the Company Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 9.1(d), including copies of all proposed Contracts, including the forms of any agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereto), (ii) each of the Special Committee and Company Board shall have determined, in good faith and after consultation with its outside legal counsel and the Financial Advisor, that, at the time of its determination to terminate this Agreement and at the end of the five-business day period referred to in clause (i) above, (A) the foregoing Acquisition Transaction constitutes a Superior Proposal, and (B) failing to take such action would result in a breach of the fiduciary duties of the Special Committee and Company Board under applicable Law, (iii) the Company shall otherwise be in compliance with its obligations under Sections 1.2 and 6.6(b) hereof in all material respects, and (iv) (A) within one business day of termination by Parent, or (B) prior to such termination in the case of termination by the Company, the Company shall have paid to Parent the Expense Fee described in Section 9.3(b);

   (e) by Parent prior to the purchase of Shares pursuant to the Offer, if the Company Board or Special Committee (or, with respect to (iii) below, the Company) (i) shall have withheld, withdrawn or modified (including by amendment of the Schedule 14D-9) in any manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger, (ii) shall have approved or recommended an Acquisition Transaction, (iii) shall have breached Section 6.6(b) in any material respect (provided that, to the extent a breach of Section 6.6(b)(iii) is cured within 72 hours after such breach, such breach shall not be considered a breach of Section 6.6(b)), or (iv) shall have resolved to effect any of the foregoing;

   (f) by Parent prior to the purchase of Shares pursuant to the Offer if the Minimum Condition shall not have been satisfied by the then current Expiration Date of the Offer and on or prior to such Expiration Date an Acquisition Transaction shall have been publicly announced or disclosed;

   (g) by the Company, upon a material breach by Parent or the Purchaser of any material covenant or agreement set forth in this Agreement, or upon the failure of any representation or warranty of Parent or the Purchaser set forth in this Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on Parent, and; provided further, that no breach or failure shall be deemed to have occurred for purposes of this Section 9.1(g) so long as such breach or failure is satisfied or cured within 20 days after the Company notifies Parent of such breach or failure; or

   (h) by Parent, upon a material breach by the Company of any material covenant or agreement set forth in this Agreement, or upon the failure of any representation or warranty of the Company set forth in this Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on the Company, and; provided further, that no breach or failure shall be deemed to have occurred for purposes of this Section 9.1(h) so long as such breach or failure is satisfied or cured within 20 days after Parent or Purchaser notifies the Company of such breach or failure.

   Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section
9.2 and Section 9.3, which shall survive any such termination; provided, that nothing contained in this Section 9.2 shall relieve any party from liability for any material breach of this Agreement.

   Section 9.3  Fees and Expenses.

   (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

   (b) In the event that this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(e), or is terminated by the Company pursuant to Section 9.1(c) at a time when Parent could terminate pursuant to Section 9.1(e), then the Company shall promptly (and in any event within one business day after such termination or, in the case of any such termination by the Company, prior to such termination) pay Parent an amount equal to Parent's aggregate Expenses not exceeding Two Hundred and Fifty Thousand United States Dollars (US$250,000) (the "Expense Fee"). Parent's "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or the Purchaser in connection with or in contemplation of the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent and/or the Purchaser.

   (c) In the event that this Agreement is terminated pursuant to Section 9.1(f) and within 12 months of the date of termination of this Agreement a transaction constituting an Acquisition Transaction is consummated, the Company shall, prior to or simultaneously with the consummation of such transaction, pay Parent the Expense Fee; provided, however, that in no event shall the Company be obligated to pay more than one Expense Fee pursuant to this Section 9.3.

   (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

   Section 9.4 Amendment. Subject to applicable Law, this Agreement may be amended only by written agreement of Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that (i) prior to the Effective Time, consent by the Company shall require the approval of the Special Committee and (ii) after the Effective Time, the Merger Price shall not be decreased and the form of consideration to be received by the holders of the Shares shall not be altered.

   Section 9.5 Extension; Waiver. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure of Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Parent, the Purchaser or the Company, as the case may be, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto or any extensions, such consent or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.5.

                                   ARTICLE X
                                 MISCELLANEOUS

   Section 10.1 Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. The representations and warranties in this Agreement will terminate at the Effective Time; provided, however, that nothing herein shall limit or affect any covenant or agreement that by its terms contemplates performance in part or in whole after the Effective Time.

   Section 10.2  Entire Agreement; Assignment.

   (a) This Agreement (including the Introduction, Recitals, Annexes and Company Disclosure Schedule) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and the Purchaser may assign its rights, interest and obligations to any direct or indirect wholly-owned subsidiary of Parent without the consent of the Company), provided that no such assignment shall relieve Parent of any liability for any breach of such assignee. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   Section 10.3  Validity.   The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

   Section 10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

   If to Parent or the Purchaser:

       Lufthansa Technik AG
       Weg beim Jager 193
       D-22335 Hamburg, Germany
       Attention: Knut Wiszniewski
       Facsimile: (011) 49-405-070-5366

   with a copy to:

       Wilmer, Cutler & Pickering
       2445 M Street, NW
       Washington, D.C. 20037-1420
       Attention: Stephen P. Doyle, Esq.
       Facsimile: (202) 663-6363

   If to the Company:

       Hawker Pacific Aerospace
       11240 Sherman Way
       Sun Valley, California 91352
      Attention:  Richard A. Fortner
      Facsimile: (818) 765-2416

   with a copy to (prior to the Effective Time):

      Stradling Yocca Carlson & Rauth
      660 Newport Center Drive
      Suite 1600
      Newport Beach, CA 92660
      Attention: K.C. Schaaf
      Facsimile: (949) 823-5155

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

   Section 10.5 Governing Law; Jurisdiction. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of any California state court or any district court of the United States of America sitting in California, and any appellate court from any thereof, in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than a California state court or district court of the United States of America sitting in California, or an appellate court from any thereof, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

   Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 10.7 Parties in Interest. Except with respect to Section 6.5 (which is intended to be for the benefit of the persons identified therein and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 10.8  Certain Definitions.  As used in this Agreement:

   (a) "Acquisition Transaction" means any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiary or acquisition of any capital stock or any material portion of the assets of the Company or its subsidiary, or any combination of the foregoing (other than the Offer and the Merger, in each case in accordance with the terms hereof),

   (b) "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

   (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings; or, in the case of determining a date when any payment is due, any day other than a Saturday, Sunday or U.S. federal holiday.

   (d) "California Merger Agreement" has the meaning set forth in Section 2.2.

   (e) "Cash Payment" has the meaning set forth in Section 3.5(b).

   (f) "Certificate" or "Certificates" means the certificate or certificates that, immediately prior to the Effective Time, represent issued and outstanding Shares.

   (g) "Closing" has the meaning set forth in Section 8.1.

   (h) "Closing Date" has the meaning set forth in Section 8.1.

   (i) "Code" means the Internal Revenue Code of 1986, as amended.

   (j) "Company" has the meaning set forth in the Introduction.

   (k) "Company Board" has the meaning set forth in the Recitals.

   (l) "Company Disclosure Schedule" means that written document prepared by the Company and provided to Parent that discloses such items as specified in the sections contained in Article IV hereof relating to the representations and warranties of the Company.

   (m) "Company Permits" has the meaning set forth in Section 4.7.

   (n) "Company Representations" has the meaning set forth in Section 6.2.

   (o) "Company's Financial Advisor" has the meaning set forth in Section
1.2(b).

   (p) "Consent" has the meaning set forth in Section 4.4(b).

   (q) "Constituent Corporations" means the Company and the Purchaser.

   (r) "Contract" means any contract, plan, undertaking, arrangement, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, note, mortgage or other binding commitment, whether written or oral.

   (s) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

   (t) "Dissenting Shares" means Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with the CGCL.

   (u) "Effective Time" has the meaning set forth in Section 2.2.

   (v) "Employee Benefit Arrangements" means any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

   (w) "Employee Benefit Plans" has the meaning set forth in Section 4.12(a).

   (x) "Exchange Act" has the meaning set forth in Section 1.1(a).

   (y) "Expiration Date" has the meaning set forth in Section 1.1(a).

   (z) "Funds" has the meaning set forth in Section 3.2(a).

   (aa) "fully diluted basis" means, as of any given time, the number of Shares then outstanding, plus all Shares issuable upon the conversion of all then outstanding convertible securities or upon the exercise of all then outstanding options, warrants (including, without limitation, the Options described on Section 4.2(c) of the Company Disclosure Schedule) and rights.

   (bb) "GAAP" means generally accepted accounting principles.

   (cc) "Governmental Entity" has the meaning set forth in Section 4.4(b).

   (dd) "indebtedness" shall mean, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments,
(c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (f) all capitalized lease obligations of such person,
(g) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person, (j) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (k) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person.

   (ee) "Indemnified Parties" has the meaning set forth in Section 6.5.

   (ff) "knowledge" means (a) in the case an individual, awareness of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (b) in the case of a person (as defined herein, other than an individual) such person will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, executive officer, partner, member, executor, or trustee of such person (or in any similar capacity) has, or at any time had, knowledge (as contemplated by clause (i) above) of such fact or other matter.

   (gg) "Law" means all laws, orders, judgments, rules, codes, requirements, variances, decrees, ordinances and regulations of any Governmental Entity, including all decisions of Courts having the effect of law in each such jurisdiction.

   (hh) "Lien" means any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or other security agreement, option, warrant, attachment, right of first refusal, preemptive, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities Laws) or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction).

   (ii) "Litigation" means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court or Governmental Entity, any arbitrator or other tribunal.

   (jj) "Material Adverse Effect on the Company" means any change in or effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiary taken as a whole that, individually or in the aggregate with all other changes and effects, would reasonably be expected to be materially adverse to the Company and its subsidiary taken as a whole, other than the effects of changes that are generally applicable to (i) the United States economy or securities markets or
(ii) the world economy or international securities markets; provided, that a change in the market price or trading volume of the Shares shall not, in and of itself, constitute a Material Adverse Effect on the Company (it being understood that this proviso shall not exclude any underlying change or effect which resulted in such change in the market price or trading volume).

   (kk) "Material Adverse Effect on Parent" means any change in or effect on the business, assets, liabilities, financial condition or results of operations of Parent or any of its subsidiaries taken as a whole that, individually or in the aggregate, would be materially adverse to Parent and its subsidiaries taken as a whole, other than the effects of changes that are generally applicable to the United States or German economy.

   (ll) "Merger" has the meaning set forth in the Recitals.

   (mm) "Merger Price" has the meaning set forth in Section 3.1(a).

   (nn) "Minimum Condition" has the meaning set forth in Annex 1.

   (oo) "Offer" has the meaning set forth in the Recitals.

   (pp) "Offer Documents" has the meaning set forth in Section 1.1(a).

   (qq) "Offer Price" has the meaning set forth in the Recitals.

   (rr) "Options" has the meaning set forth in Section 3.5(a).

   (ss) "Option Share" has the meaning set forth in the Recitals.

   (tt) "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Entity.

   (uu) "Other Filings" has the meaning set forth in Section 2.9.

   (vv) "Outside Date" has the meaning set forth in Section 9.1(c).

   (ww) "Paying Agent" has the meaning set forth in Section 3.2(a).

   (xx) "Parent" has the meaning set forth in the Introduction.

   (yy) "Parent Representatives" has the meaning set forth in Section 6.2.

   (zz) "person" means an individual (or such individual's estate), corporation, limited liability company, partnership, association, joint venture, trust, Governmental Entity or any other organization, entity or group (as defined in Section 13(d)(3) of the Exchange Act);

   (aaa) "Purchaser" has the meaning set forth in the Introduction.

   (bbb) "Rights Agreement" means that Rights Agreement entered into between the Company and U.S. Stock Transfer Corporation, as Rights Agent, dated as of March 10, 1999, as amended by Amendment No. 1 to the Rights Agreement dated as of March 31, 1999 and Amendment No. 2 to the Rights Agreement dated as of August 15, 2000.

   (ccc) "Schedule 14D-9" has the meaning set forth in Section 1.2(c).

   (ddd) "SEC" has the meaning set forth in Section 1.1(a).

   (eee) "SEC Reports" has the meaning set forth in Section 4.5(a).

   (fff) "Securities Act" has the meaning set forth in Section 4.5(a).

   (ggg) "Share" or "Shares" has the meaning set forth in the Recitals.

   (hhh) "Special Committee" has the meaning set forth in the Recitals.

   (iii) "Stock Plans" has the meaning set forth in Section 3.5(a).

   (jjj) "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.


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

   (kkk) "Superior Proposal" means a bona fide, written proposal for an Acquisition Transaction that each of the Special Committee and Company Board determines in good faith, after consultation with each of its outside legal counsel and Financial Advisor, that (i) such a transaction is reasonably likely to result in a transaction that is superior in comparison to the Offer and the Merger and the terms of this Agreement to the Company's shareholders from a financial point of view and to the Company, taking into account the terms and conditions thereof, the likelihood of consummation and the time required to complete such a transaction and (ii) failing to take such action would result in a breach of the fiduciary duties of the Company Board under applicable Law, and prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement on the terms similar to the terms of that Confidentiality Agreement dated as of March 1, 2002 between the Company and Parent.

   (lll) "Surviving Corporation" has the meaning set forth in Section 2.1.

   (mmm) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, net worth, capital stock, withholding, payroll, social security, recapture, employment, excise, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity, in any case, whether challenged or not.

   (nnn) "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

   (ooo) "Tender Offer Conditions" has the meaning set forth in Section 1.1(a).

   (ppp) "Third Party Vote" has the meaning set forth in Section 6.10.

   (qqq) "Violation" has the meaning set forth in Section 4.4(a).

   Section 10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 10.10 Interpretation. The defined terms used herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Disclosure Schedules, Exhibits and Annexes attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Annex shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Whenever any payment hereunder is to be paid in "cash," payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any Contract, instrument or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession of

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

comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall be deemed to have been drafted by each party hereto and this Agreement shall not be construed against any party as a principal draftsperson. Unless otherwise expressly provided, wherever the consent of any person is required or permitted herein, such consent may withheld in such person's sole discretion.

   Section 10.11 Disclosure Schedules. The Company Disclosure Schedule shall be divided into sections corresponding to the sections and subsections of this Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          LUFTHANSA TECHNIK AG

                                          By:  /s/  KNUT WISZNIEWSKI
                                            -----------------------------------
                                          Name: Knut Wiszniewski
                                          Title:  Director of Finance

                                          By:  /s/  PETRA FELLHOELTER
                                            -----------------------------------
                                          Name: Petra Fellhoelter
                                          Title:  Senior Manager of Finance

                                          LHT ACQUISITION CORPORATION

                                          By:  /s/  Knut Wiszniewski
                                            -----------------------------------
                                          Name: Knut Wiszniewski
                                          Title:  Director of Finance

                                          HAWKER PACIFIC AEROSPACE

                                          By:  /s/  JAMES R. BENNETT
                                            -----------------------------------
                                          Name: James R. Bennett
                                          Title:  Chief Financial Officer and
                                            Secretary

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

                                    ANNEX I

   Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may, subject to Article I of the Merger Agreement, terminate or, subject to Article IX of the Merger Agreement, amend, the Offer and/or delay the acceptance of Shares for payment, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by Parent or the Purchaser, represents at least 90% of the total number of Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"), (ii) any Consent from any person or Governmental Entity shall not have been obtained on or prior to the Expiration Date (except for those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on the Company), or
(iii) at any time on or after the date of the Merger Agreement and on or prior to the Expiration Date, any of the following events shall occur:

   (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency or any other Governmental Entity, domestic or foreign, that would reasonably be expected to, directly or indirectly: (i) make illegal or otherwise prohibit consummation of the Offer or the Merger, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or its subsidiary taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or its subsidiary taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets as a result of the transactions contemplated by the Merger Agreement, in any such case under this clause (ii), which would reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on the Company, as the case may be, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, or (iv) require divestiture by Parent or the Purchaser of any Shares; or

   (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (iv) of paragraph
(a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

   (c) any event or change shall have occurred in the business, assets, liabilities, financial condition or results of operations of the Company or its subsidiary that would reasonably be expected to have a Material Adverse Effect on the Company; or

   (d) (i) the Company Board or the Special Committee shall have withheld or withdrawn or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or shall have approved or recommended any Acquisition Transaction, (ii) any person shall have entered into a Contract with the Company with respect to an Acquisition Transaction, or
(iii) the Company Board or the Special Committee thereof shall have resolved to do or enter into any of the foregoing; or

   (e) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

   (f) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) prevent or materially delay the consummation of the Offer or (iii) materially increase the cost of the Offer to the Purchaser; or

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

   (g) the Company shall have failed to perform or comply with any of its obligations, covenants or agreements under the Merger Agreement required to be performed or complied with prior to the time of such determination, except where the failure to perform or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; or

   (h) there shall have occurred, and continue to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), (ii) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany, or (iv) a commencement of a war, or commencement of armed hostilities that has or is reasonably likely to have a Material Adverse Affect on the Company, or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.

   The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or the Purchaser), and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time (provided that no individual condition may be reasserted after it has been waived, and provided further that, except for the condition set forth in clause (ii) of the initial paragraph, no condition may be waived after the Expiration Date) in each case in the reasonable discretion of Parent and the Purchaser and subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by Parent or the Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties.

   All terms defined in the Agreement to which this Annex I is appended will have the same meaning when used in this Annex I, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.


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